Exhibit (a)(5)(D)

The following are excerpts from remarks made by Michael W. Aguiar at the Credit Suisse 2015 Healthcare Conference, held Wednesday, November 11, 2015 at 9:30 AM ET:

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Michael Aguiar, Chief Executive Officer: Corporate priorities.

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Looking forward, continue to maintain a low cost structure, focus on reducing our overall cost of capital, long term tax rates, those are scenarios we are looking at today. Continue to provide return of capital to shareholders. We have paid out significant dividends to date and currently have a $150 million that is in place with a tender offer for $75 million of that that has been communicated already.

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So in summary:

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There is potential for significant returns of capital to shareholders. Again, we have returned quite a bit of capital through dividends to date already and are in the middle of a $150 million share buyback.

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QUESTIONS AND ANSWERS:

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Moderator:  You mentioned a share repurchase and your dividend history. Maybe a little bit more color if you could provide just a the thinking around the share repurchase program at this point and then looking more longer term kind of the balance between repurchases and dividends how you think about that.

Michael Aguiar, Chief Executive Officer: Sure, thanks. So when the company was designed, you know, the company really was initially envisioned on a vehicle that would provide a fair amount of capital going back to shareholders. So Rick Winningham, the CEO of Theravance Biopharma, and I were really the primary architects of this and the idea was by keeping a low cost structure we would have a fair amount of capital flowing through the business that at which it would go right back to shareholders. So we started the initial capital returns through dividends at the time we were returning $0.25 per share per quarter. As we rolled in here recently, the stock price really took a fair hit following the SUMMIT results which were neutral rather than positive. Certainly they were not negative but they were neutral. And then of course with some of the discussions around pricing that happened here a few weeks ago the stock really got taken to a place where we thought that the overall value return opportunities really had shifted quite a bit at that particular point in time. You know and specific, we thought the shares were trading substantially below what we considered fair market value and that we would be able to get more than a dollar worth of value for every dollar we spent by purchasing shares on the open market. And that was really the thinking here and in terms of why we went from dividends to the share buybacks. We remain quite confident in where we are going as a company, we remain confident in the trajectory of these products and as a result we thought that this was a very significant opportunity again to get more than a buck for every dollar we spent. So that was really the intention of why we did this particular change and looking forward here, we’re going to get through the tender offer portion of this. Once the tender offer is done we have an initial $75 million that is available in open market purchases. You know, that will probably take us here, you know, well into if not through 2015. You know what the future holds beyond that I think we’ll hold off on right now. But we feel quite confident in terms of the ability to return this capital here over the next “x” months.

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Information Regarding the Tender Offer

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the Offer to Purchase and the Letter of Transmittal. Stockholders and investors are urged to read the Company’s Tender Offer Statement on Schedule TO, the Offer to Purchase, the related Letter of Transmittal and the other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO because they contain important information, including various terms and conditions of the tender offer.

About Theravance

Theravance, Inc. is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Theravance’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Theravance and GSK. Under the agreement with GSK, Theravance is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, if approved and commercialized, VI monotherapy, as well. In addition, Theravance retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc. For more information, please visit Theravance’s web site at www.thrxinc.com.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This communication may contain certain “forward-looking” statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of the company (including the company’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner,  amount and planned growth of anticipated potential capital returns to stockholders (including, without limitation, statements regarding the company’s expectations of future share purchases and future cash dividends); the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; projections of revenue, expenses and other financial items; and risks related to the implementation of our share repurchase program as currently contemplated. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2014 and Theravance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Theravance’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.